FOR IMMEDIATE RELEASE

CONTACTS:             James G. Rakes, President & CEO  (540) 951-6236
                      J. Robert Buchanan, Treasurer    (276) 979-0341


                       NATIONAL BANKSHARES, INC. ANNOUNCES
                        SEMI-ANNUAL DIVIDEND AND RENEWAL
                        OF STOCK REPURCHASE AUTHORIZATION


BLACKSBURG, VA, MAY 11, 2005: NATIONAL BANKSHARES, INC. (Nasdaq SmallCap Market:
NKSH) announced that its Board of Directors today approved payment on June 1, 2005 of a semi-annual dividend of $0.70 per share to stockholders of record as of May 23, 2005. This is an 11% increase over the $0.63 per share that was paid on June 1, 2004 and is nearly 8% higher than the $0.65 per share semi-annual dividend paid to the Company's stockholders on December 1, 2004.

In other business, the Board of Directors renewed its authorization of a stock repurchase plan in which management is authorized to purchase up to $1 million of the Company's common stock on the open market. This authorization extends from June 1, 2005 to May 31, 2006. To date National Bankshares, Inc. has repurchased 7,300 shares under the current stock repurchase plan that expires on May 31, 2005. The Company's management has not yet determined how many shares, if any, might be repurchased under the renewed stock repurchase plan.

National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia. It has two bank subsidiaries, The National Bank and Bank of Tazewell County, with a total of 27 office locations throughout Southwest Virginia. The Company also operates a non-bank subsidiary, National Bankshares Financial Services, Inc. Its stock trades on the Nasdaq Stock Market under the symbol "NKSH". Additional information is available on the Company web site at www.nationalbankshares.com.